October 17, 2013

John Reynolds, Assistant Director

John Coleman, Mining Engineer

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Fax: 202-772-9368

RE:	Staff letter dated October 2, 2013
File No. 002-69494
Form 10-K for Fiscal Year Ended December 31, 2012
Filed April 16, 2013
Form 10-Q for the Quarter Ended June 30, 2013
Filed August 19, 2013
Response Dated September 23, 2013

This letter is to request an additional ten business days to file our response and any needed amendments in response to the Staff letter dated October 2, 2013 (the “Letter”). We are in the process of finalizing our responses to Comments 1-10 with our independent audit firm and outside legal counsel. We will be contacting the Staff directly next week regarding specific comments.

Sincerely, /s/ Jan E. Dulman Jan Dulman Chief Financial Officer

cc:  Van Krikorian

       John E. Schmeltzer, III, Patterson, Belknap, Webb & Tyler

Global Gold Corporation •     555 Theodore Fremd Avenue     •     Rye, NY 10580
Phone: 914.925.0020     •     Fax: 914.925.8860

www.globalgoldcorp.com